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                                                                   Exhibit 10.55

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of August 8, 2000, between VCampus Corporation, a corporation organized and existing under the laws of the State of Delaware ("VCAMPUS") and Daniel John Neal, a citizen and resident of Montgomery County, Maryland.

        WHEREAS, VCAMPUS desires to employ Neal and Neal desires to accept such employment on the terms and conditions hereinafter set forth; and

        WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of VCAMPUS' clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of VCAMPUS, having been acquired through VCAMPUS' efforts and the expenditure of considerable time and money, are among the principal assets of VCAMPUS; and

        WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Neal will be employed, Neal will develop special skills and knowledge peculiar to VCAMPUS' business, whereby he will become, through his employment with VCAMPUS, acquainted with the identities of the clients and customers of VCAMPUS, and will acquire access to the techniques of VCAMPUS in carrying on its business, as well as other confidential and proprietary information; and

        WHEREAS, the parties hereto acknowledge that the Covenants set forth in
Section 8 of this Agreement are necessary for the reasonable and proper protection of VCAMPUS' confidential and proprietary information (as defined herein), customer relationships, and the goodwill of VCAMPUS' business, and that such Covenants constitute a material portion of the consideration for Neal 's employment hereunder.

        NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. VCAMPUS agrees to employ Neal, and Neal agrees to be employed, as President and Chief Executive Officer of VCAMPUS, for a term of twenty-four (24) months or two (2) years, commencing September 1, 2000 and ending August 31, 2002 (the "Initial Term"), unless such employment is sooner terminated as provided herein.

2. Renewal Terms. Unless either party provides written notice to the other of its/his intention not to renew this Agreement at least ninety (90) days prior to


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      the expiration of the Initial Term (or then current renewal term hereof), this Agreement shall be automatically renewed for consecutive additional one (1) year Renewal terms, subject to the termination provisions set forth in Section 6 hereof.

3.    Compensation.

            (a) Signing Bonus. As approved by the Board of Directors of VCAMPUS and upon execution of this Agreement, VCAMPUS agrees to sell to Neal and Neal agrees to purchase 20,000 shares of VCAMPUS' common stock as of the date hereof at a price of $0.01 per share, 10,000 of which shares shall be purchased pursuant to the terms of the Restricted Stock Purchase Agreement in the form attached hereto as Exhibit A-1 and 10,000 of which shares shall be purchased pursuant to the terms of the Restricted Stock Purchase Agreement in the form attached hereto as Exhibit A-2. As approved by the VCAMPUS Board of Directors and upon execution of this Agreement, VCAMPUS further agrees to grant Neal a nonstatutory stock option to purchase 5,000 fully-vested shares of VCAMPUS' common stock, at a price per share equal to 50% of Fair Market Value of the VCAMPUS common stock (as defined under the VCAMPUS 1996 Stock Plan) on the date of grant, pursuant to the terms of the Nonstatutory Stock Option Agreement in the form attached hereto as Exhibit B. In addition, VCAMPUS agrees to reimburse Neal for up to a maximum of Fifty Thousand Dollars ($50,000) of any tax liability incurred by Neal in relation to the Signing Bonus described in this subsection (a), when and to the extent such tax liability is incurred and paid.

            (b) Base Salary. In consideration of Neal's services as President and Chief Executive Officer (or any other capacity in which Neal may be employed by VCAMPUS), VCAMPUS shall pay Neal a minimum annual base salary of Two Hundred Twenty Thousand Dollars ($220,000.00) per annum, payable in equal monthly installments in accordance with VCAMPUS' normal payroll practices.

            (c) Stock Options. As approved by the VCAMPUS Board of Directors and upon execution of this Agreement, VCAMPUS agrees to grant Neal an option (intended to qualify as an incentive stock option to the extent permitted by applicable law) to purchase 300,000 shares of VCAMPUS' common stock pursuant to an Incentive Stock Option Agreement in the form attached hereto as Exhibit C, and a performance-based option to purchase an additional 125,000 shares of VCAMPUS' common stock pursuant to the terms of the Performance Stock Option Agreement in the form attached hereto as Exhibit D. If and when all of the shares issuable under this original


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                  Performance Stock Option Agreement become fully vested by the terms of that agreement, VCAMPUS agrees to grant to Neal another performance based option to purchase an additional 125,000 shares of VCAMPUS common stock, such grant also to be made pursuant to the terms of the Performance Stock Option Agreement in the form attached hereto as Exhibit D (with the performance milestones tied to identical increases in the VCAMPUS stock price from the date of grant of the new option).

            (d) Performance Bonuses. During the first year of Neal's employment, VCAMPUS, based on the criteria described herein, shall pay Neal a performance bonus of up to fifty percent (50%) of Neal 's annual base salary if Neal achieves the Target Growth Rate (as defined below). The "Target Growth Rate" for Neal's first year of employment shall mean: (a) online revenue growth of 30% or more from quarter to quarter during any year of employment or of 150% or more on a year-to-year basis; (b) earnings per share improvement (either in the form of reduction in losses or increase in profit, as the case may be) of 30% or more from quarter to quarter; and
                  (c) performance of the trading price of the VCAMPUS Common Stock at or above the average performance level of its peer group (the "peer group" shall initially consist of the following companies (as changed annually upon mutual agreement of Neal and VCAMPUS): DigitalThink, SmartForce, Quick2Learn, SABA and Docent). In addition, during the first year of Neal's employment, VCAMPUS may, in its sole discretion, agree to pay Neal a bonus equal to 20% of Neal's annual base salary if VCAMPUS exceeds the Target Growth Rate by ten percent (10%) or more. After Neal's first year of employment, Neal and the Board of Directors of VCAMPUS agree to negotiate in good faith to determine the Target Growth Rate annually to be used as a basis for establishing Neal's potential performance bonus.

            (e) General. Neal's annual base salary shall be reviewed by the Board of Directors of VCAMPUS on an annual basis during the term hereof (including renewal terms) and may be increased, but not decreased, as VCAMPUS deems appropriate in its sole discretion.

4. Employee Benefits, Vacation. During the term of this Agreement, Neal shall be eligible to receive and/or participate in all employee benefits that are offered by VCAMPUS to its executive employees, including, without limitation, major medical, dental, 401(k) Retirement Plan and long- and short-term disability insurance coverage for Neal. VCAMPUS shall also provide Neal with life insurance in an amount equal to twice his annual base salary. During the initial term or any renewal terms hereof, Neal shall be entitled to receive up to one hundred twenty (120) hours of paid vacation per calendar year.



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      Neal may carry over up to forty (40) hours of accrued but unused vacation from one calendar year to the next. Except as may be required by law, VCAMPUS will not provide Neal with monetary compensation for such accrued but unused vacation time.

5. Reimbursement of Expenses. Neal is authorized to incur reasonable expenses in connection with the business of VCAMPUS including expenses for travel and similar items. VCAMPUS will reimburse Neal for all such reasonable and management-approved expenses upon itemized account of expenditures.

6.    Termination.

      (a) Termination Without Cause. Either VCAMPUS or Neal may terminate this Agreement without cause with sixty days written notice to the other party. Upon termination without cause, Neal shall receive accrued but unpaid base salary and pro rata performance bonus (as determined in the reasonable discretion of the Board) for days worked prior to termination. If terminated without cause by VCAMPUS, Neal will also receive the Severance Benefit described in Section 7.

      (b) Termination for "Cause". VCAMPUS may discharge Neal immediately for "Cause," which shall be limited to:

            (i) Neal's gross negligence or willful misconduct that results in material harm to the financial condition, business, assets, or prospects of VCAMPUS;

            (ii) the conviction of, or the entering of a plea of no contest by Neal for a felony or crime involving moral turpitude;

            (iii) the Board of Directors determines that Neal has engaged in theft, fraud, misappropriation or embezzlement in connection with his services for the Company; or

            (iv) the Board of Directors determines that Neal has repeatedly failed to carry out the reasonable directions of the Board of Directors of the Company, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by Neal of written notice specifying in reasonable detail the failure to so carry out such directions.

            If Neal is terminated for "Cause," pursuant to subsection 6(b)(i), 6(b)(iii) or 6(b)(iv), VCAMPUS agrees to provide Neal with written notice of the reasons for its decision to terminate his employment. Upon receipt of such notice from VCAMPUS, Neal's employment with VCAMPUS shall



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            be temporarily suspended for a period of thirty (30) days following
            Neal's receipt of such written notice (the "Suspension Period"), and Neal shall have thirty (30) days in which to respond to the Board of Directors. During the Suspension Period, Neal shall continue to receive the compensation benefits set out in Section 3(b) hereof, but Neal agrees that he shall not have any rights to vest or exercise the options granted by VCAMPUS. If, in the sole discretion of the Board of Directors, Neal's response to the Board of Directors' written notice is satisfactory, Neal shall be reinstated to his position and the options granted to Neal by VCAMPUS will vest as if Neal's employment had never been suspended.

            In the alternative, if, in the sole discretion of the Board of Directors, Neal's response to the Board of Directors' written notice is unsatisfactory for any reason whatsoever, then Neal's employment hereunder will be terminated immediately. Provided, however, that within thirty (30) days after such termination Neal may elect to commence an arbitration proceeding in McLean, Virginia, to determine whether Cause for termination existed, solely for the purposes of determining whether Neal may be entitled to the Severance Benefit provided in Section 7, but not for the purpose of reinstatement. Any such arbitration proceeding shall be conducted before a panel of arbitrators in accordance with the rules of the American Arbitration Association ("AAA") then in effect. The expenses of the parties to such arbitration shall be apportioned as determined by the arbitration panel.

      (c) Termination for "Good Reason". Neal may terminate this Agreement for "Good Reason" (as defined below) by giving VCAMPUS written notice of the event constituting Good Reason. Such termination shall become effective thirty (30) days following delivery of notice thereof by Neal to VCAMPUS. If Neal terminates this Agreement for Good Reason, Neal shall be entitled to receive the Severance Benefit described in
            Section 7.

            "Good Reason" shall exist if:

                        (i) In the event of a "Change of Control" (as defined in subsection 6(c)(iv)), Neal shall have the option within a ninety (90) day period commencing three (3) months after the Change of Control to terminate his employment voluntarily, or

                        (ii) There is a material change in Neal's duties, titles, authority or position with VCAMPUS, excluding isolated or insubstantial action not taken in bad faith and remedied by VCAMPUS within thirty (30) days after receipt of notice thereof by Neal; or



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                        (iii) There is a failure by VCAMPUS to comply with any
                              material provision of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by Neal to VCAMPUS.

                        (iv) For purposes of this Agreement, "Change of Control" shall mean (1) any merger, exchange offer involving VCAMPUS' stockholders, or sale of all or substantially all assets of VCAMPUS, in each case only if the stockholders of VCAMPUS immediately prior to such transaction own less than a majority of the voting shares of the entity surviving such transaction; and (2) a change in the composition of a majority of the members of the VCAMPUS Board of Directors.

            (d) Termination due to Death or Disability. In the event of Neal's death or "disability" (as defined below), this Agreement shall terminate immediately, and VCAMPUS shall pay to Neal's spouse or beneficiary (a) Neal's accrued unpaid base salary, (b) a prorated bonus, if earned and approved by the Board, for the portion of the year during which Neal was employed by VCAMPUS. For purposes of this Agreement, "disability" shall mean the event of Neal's physical or mental inability (as verified by a physician selected by VCAMPUS) to perform his essential functions hereunder, with or without reasonable accommodation, for a period of at least sixty (60) consecutive days during the Agreement.

      7. Severance Benefit. If this agreement is terminated (i) by VCAMPUS under Section 6(a) hereof, or by Neal under Section 6(c) hereof, then all options granted to Neal pursuant to this Agreement that are then issued and outstanding shall immediately become fully vested and Neal shall be entitled to receive, as his exclusive remedy for such termination, the severance benefit set forth in this Section 7 (the "Severance Benefit"). The Severance Benefit shall equal six (6) months of Neal's base salary, plus an additional month of Neal's base salary for each full year that Neal remains employed with VCAMPUS, up to a maximum of 9 months of Neal's base salary as severance pay, less required withholdings. The Severance Benefit shall be payable to Neal in equal monthly installments consistent with VCAMPUS' standard payroll practices (the "Severance Period"), the first of such installments to be due within thirty (30) days after termination hereof. During the Severance Period, VCAMPUS further agrees to pay the premiums in connection with Neal's continued participation in the VCAMPUS' group health plan pursuant to COBRA, subject to such plan's terms, conditions and restrictions. VCAMPUS' obligation to pay the Severance Benefit described herein is conditioned upon Neal's execution of a full Release of all claims that Neal may have against VCAMPUS in a form satisfactory to VCAMPUS.



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      8.    Restrictive Covenants. The following restrictions shall apply during
            Neal's employment and for the indicated periods of time following termination or expiration of this Agreement.

                  (a) Non-solicitation of Customers. During Neal's employment with VCAMPUS, and for the one (1) year period of time following termination or expiration of this Agreement for any reason whatsoever, Neal agrees not to solicit business with any client or customer of VCAMPUS (which did business with VCAMPUS during Neal's employment), whether or not VCAMPUS is doing work for such client or customer as of the date of termination of Neal's employment.

                  (b) Nonsolicitation of Employees. During Neal's employment with VCAMPUS, and for the one (1) year period following termination or expiration of this Agreement for any reason whatsoever, Neal further agrees not to initiate contact with, solicit, entice, or attempt to entice in any form, fashion or manner any employee of VCAMPUS for the purpose of inducing that employee to terminate his/her employment with VCAMPUS.

                  (c) Non-disclosure. During Neal's employment and for a period of one (1) year after termination or expiration of this Agreement for any reason whatsoever, Neal agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of VCAMPUS, regardless of whether the same shall be or may have been originated, discovered or invented by Neal or by Neal in conjunction with others. For purposes of this Agreement, the term "confidential or proprietary information" shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of VCAMPUS, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of VCAMPUS.

      9. Remedies for Breach. Neal hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 8 (the "Covenants") would result in immediate and irreparable harm to VCAMPUS, and that VCAMPUS' remedies at law, including, without limitation, the award of money damages, would be inadequate relief to VCAMPUS for any such violation. Therefore, any violation or threatened violation by Neal of the Covenants shall give



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            VCAMPUS the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief. Such remedies shall be cumulative and in addition to any other remedies VCAMPUS may have, at law or in equity.

      10.   Employee Representations.

                  (a) No Conflict. Neal represents and warrants to VCAMPUS that to his knowledge, neither the execution and delivery of this Agreement, nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound. Neal agrees to hold harmless and indemnify VCAMPUS in the event that of any claims against VCAMPUS arising out of such breach.

                  (b) Director and Officer Liability Insurance. Neal represents and warrants to VCAMPUS that: (i) he is unaware of any act or omission that would make him ineligible to be covered under VCAMPUS' Directors' and Officers' Liability Insurance Policy; and (ii) he is unaware of any act or omission that would materially increase VCAMPUS' premiums under its Directors' and Officers' Liability Insurance Policy.

      11.   Return of VCAMPUS Property; Assignment of Inventions.

                a. Return of Property. Upon the termination of Neal's employment with VCAMPUS for any reason, Neal shall leave with or return to VCAMPUS all personal property belonging to VCAMPUS ("VCAMPUS Property") that is in Neal 's possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such VCAMPUS Property contains confidential or proprietary information of VCAMPUS as described in Section 11(c) hereof.

               b. Assignment of Inventions. If at any time or times during Neal's employment, Neal shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of VCAMPUS or any of the products or services being developed, manufactured or sold



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                    by VCAMPUS or that may be used in relation therewith, (ii)
                    results from tasks assigned him by VCAMPUS or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VCAMPUS, such Developments and the benefits thereof shall immediately become the sole and absolute property of VCAMPUS and its assigns, and Neal shall promptly disclose to VCAMPUS (or any persons designated by it) each such Development and hereby assigns any rights Neal may have or acquire in the Developments and benefits and/or rights resulting therefrom to VCAMPUS and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to VCAMPUS.

               c. Cooperation. Upon disclosure of each Development to VCAMPUS, Neal will, during his employment and at any time thereafter, at the request and expense of VCAMPUS, sign, execute, make and do all such deeds, documents, acts and things as VCAMPUS and its duly authorized agents may reasonably require:

                        i. To apply for, obtain and vest in the name of VCAMPUS alone (unless VCAMPUS otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                        ii. To defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

               d. Power of Attorney. In the event VCAMPUS is unable, after reasonable effort, to secure Neal's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Neal's physical or mental incapacity or for any other reason, Neal hereby irrevocably designates and appoints VCAMPUS and its duly authorized officers and agents as Neal's agents and attorneys-in-fact, to act for and in behalf of Neal and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Neal.

     12. Survival. The provisions of Sections 8, 9, 10, and 11 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.



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     13.  Effect of Agreement. This Agreement sets forth the final and complete
          Agreement of the parties. It shall not be assigned by Neal and may not be modified except by way of a writing executed by both parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

     14. Notices. Any Notice, demand, or other communication required or permitted hereunder shall be deemed properly given when placed in writing and deposited in the United States Postal Service, by registered mail, postage prepaid, overnight mail or personal delivery, addressed as follows:

          If to Neal:

                   Daniel J. Neal
                   8088 Clifford Avenue
                   Chevy Chase, MD  20815

          With a copy to:

                   Paley, Rothman, Goldstein, Rosenberg & Cooper, Chartered 4800 Hampden Lane
                   7th Floor
                   Bethesda, Maryland 20814
                   Attention:  Hope Eastman

          If to VCAMPUS:

                   VCampus Corporation
                   8251 Greensboro Drive, Suite 500
                   McLean, VA  22101
                   Attn:  Nat Kannan

          With a copy to:

                   Wyrick Robbins Yates & Ponton LLP
                   Suite 300
                   4101 Lake Boone Trail
                   Raleigh, NC 27606
                   Attn:  Kevin A. Prakke

     15. Governing Law. The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Virginia.



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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

                                     VCAMPUS Corporation


                                     By:      /s/ Nat Kannan
                                         ---------------------------------
          Corporate Seal             Name:    Nat Kannan
                                     Title:   Chairman of the Board and CEO


Attest:   /s/ Mike Schwien
        -----------------------------
          Secretary



                                            /s/ Daniel J. Neal           (SEAL)
                                     -------------------------------------
                                              Daniel John Neal




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